EXHIBIT 99.2

BOOKS-A-MILLION News Release

402 Industrial Lane
Birmingham, AL  35211
205-942-3737

Contact:     Richard S. Wallington
             Chief Financial Officer
             (205) 942-3737





                         BOOKS-A-MILLION, INC. ANNOUNCES
                              SHARE REPURCHASE PLAN


     BIRMINGHAM, Ala. (March 17, 2004) -- Books-A-Million, Inc. (Nasdaq/NM:BAMM) today announced that its Board of Directors has authorized the Company to purchase up to 1.6 million shares, or 10%, of the Company's common stock. Such repurchases are expected to be made in open-market or negotiated transactions from time to time as market conditions warrant, at prices the Company deems appropriate. Books-A-Million currently has approximately 16.5 million shares outstanding.

     Books-A-Million is one of the nation's leading book retailers and sells on the Internet at www.booksamillion.com. The Company presently operates 202 stores in 18 states and the District of Columbia. The Company operates four distinct store formats, including large superstores operating under the names Books-A-Million and Books & Co., traditional bookstores operating under the names Books-A-Million and Bookland, and Joe Muggs Newsstands. The Company's wholesale operations include American Wholesale Book Company and Book$mart, both based in Florence, Alabama. NetCentral, Inc., an Internet development and service Company is located in Nashville, Tennessee.

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